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                                                                    Exhibit 21.1


                     SUBSIDIARIES OF WALL DATA INCORPORATED
                            AS OF DECEMBER 31, 1996

                                                  State of Incorporation or
          Subsidiary                              Country in which Organized
          -------------------------------         --------------------------
         Wall Data (UK) Limited                    United Kingdom
         Wall Data (Canada) Limited                Canada
         Wall Data (Barbados) Incorporated         Barbados
         Wall Data France s.a.r.l.                 France
         Wall Data GmbH                            Germany
         Wall Data Australia Pty Ltd.              Australia
         Wall Data Japan K.K.                      Japan
         Concentric Data Systems, Inc.             Massachusetts